                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 14D-9
                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 4)


                                 NCH CORPORATION
                            (NAME OF SUBJECT COMPANY)



                                 NCH CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)


                          COMMON STOCK, PAR VALUE $1.00
                         (TITLE OF CLASS OF SECURITIES)


                                   628850 10 9
                      (CUSIP NUMBER OF CLASS OF SECURITIES)


                                  JOE CLEVELAND
                           VICE PRESIDENT & SECRETARY
                                 NCH CORPORATION
                            2727 CHEMSEARCH BOULEVARD
                               IRVING, TEXAS 75062
                                 (972) 438-0211
       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
           NOTICE AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING
                                   STATEMENT)


                                    COPY TO:

                              JAMES C. MORPHY, ESQ.
                             KEITH A. PAGNANI, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000



      / / Check the box if the filing relates solely to preliminary communications made before the commencement of the tender offer.

            This Amendment No. 4 amends and supplements the Schedule 14D-9 filed by NCH Corporation ("NCH"), a Delaware corporation, with the Securities and Exchange Commission (the "SEC") on January 7, 2002, as amended and supplemented by Amendment No. 1 thereto filed by NCH with the SEC on January 18, 2002, Amendment No. 2 thereto filed by NCH with the SEC on January 22, 2002 and Amendment No. 3 thereto filed by NCH with the SEC on January 25, 2002. Capitalized terms used but not defined herein have the meanings given to them in such January 7, 2002 filing.

ITEMS 6 AND 8.

            The information set forth in Amendment No. 5 to the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on February 14, 2002 is expressly incorporated herein by reference in response to Items 6 and 8 of the Schedule 14D-9.

ITEM 9.      EXHIBITS.

    EXHIBIT
      NO.               DESCRIPTION
      ---               -----------


      1.          Offer to Purchase, dated January 7, 2002.

      2.          Letter of Transmittal.

      3.          Letter to Stockholders of NCH from Joe Cleveland, dated
                  January 7, 2002.

      4.          Letter from the Dealer Manager to Brokers, Dealers, Commercial
                  Banks, Trust Companies and Other Nominees, dated January 7,
                  2002.

      5.          Letter to Clients for Use By Brokers, Dealers, Commercial
                  Banks, Trust Companies and Other Nominees, dated January 7,
                  2002.

      6.          Text of Press Release issued by NCH on December 24, 2001.

      7.          Opinion of DrKW, dated December 24, 2001.

      8.          Agreement and Plan of Merger, dated December 24, 2001, among
                  Holding, Purchaser and NCH.

      9.          Excerpts from Proxy Statement for 2001 Annual Meeting of
                  Stockholders of NCH, dated June 27, 2001.

      10.         Amendment No. 1 to the Schedule TO filed by the Levy Group on
                  January 22, 2002.

      11.         Letter of Transmittal, dated February 14, 2002.*

      12.         Notice of Merger and Appraisal Rights, dated February 14,
                  2002.*

      13. Letter to Stockholders of NCH from Irvin L. Levy, Chairman of the Board of Directors of NCH, dated February 14, 2002.*

      14.         Text of Press Release issued by NCH on January 7, 2002.**

      15.         Text of Press Release issued by NCH on February 5, 2002.***

      16.         Text of Press Release issued by NCH on February 5, 2002.***

      17.         Text of Press Release issued by NCH on February 13, 2002.****

      18.         Text of Press Release issued by NCH on February 13, 2002.*

------------------------

Unless otherwise indicated, each exhibit has been previously filed.

* Incorporated by reference from Amendment No. 5 to the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on February 14, 2002 (SEC File No. 5-10518).

** Incorporated by reference from the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on January 7, 2002 (SEC File No. 5-10518).

*** Incorporated by reference from Amendment No. 3 to the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on February 5, 2002 (SEC File No. 5-10518).

**** Incorporated by reference from Amendment No. 4 to the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on February 13, 2002 (SEC File No. 5-10518).

                                    SIGNATURE



            After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 14, 2002

                                          NCH CORPORATION


                                          By:    /s/ Joe Cleveland
                                                _____________________________
                                          Name:   Joe Cleveland
                                          Title:  Vice President and Secretary

                                      EXHIBIT INDEX

      1.    Offer to Purchase, dated January 7, 2002.

      2.    Letter of Transmittal.

      3.    Letter to Stockholders of NCH from Joe Cleveland, dated January 7,
            2002.

      4.    Letter from the Dealer Manager to Brokers, Dealers, Commercial
            Banks, Trust Companies and Other Nominees, dated January 7, 2002.

      5.    Letter to Clients for Use By Brokers, Dealers, Commercial Banks,
            Trust Companies and Other Nominees, dated January 7, 2002.

      6.    Text of Press Release issued by NCH on December 24, 2001.

      7.    Opinion of DrKW, dated December 24, 2001.

      8.    Agreement and Plan of Merger, dated December 24, 2001, among
            Holding, Purchaser and NCH.

      9.    Excerpts from Proxy Statement for 2001 Annual Meeting of
            Stockholders of NCH, dated June 27, 2001.

      10.   Amendment No. 1 to the Schedule TO filed by the Levy Group on
            January 22, 2002.

      11.   Letter of Transmittal, dated February 14, 2002.*

      12.   Notice of Merger and Appraisal Rights, dated February 14, 2002.*

      13.   Letter to Stockholders of NCH from Irvin L. Levy, Chairman of the
            Board of Directors of NCH, dated February 14, 2002.*

      14.   Text of Press Release issued by NCH on January 7, 2002.**

      15.   Text of Press Release issued by NCH on February 5, 2002.***

      16.   Text of Press Release issued by NCH on February 5, 2002.***

      17.   Text of Press Release issued by NCH on February 13, 2002.****

      18.   Text of Press Release issued by NCH on February 13, 2002.*

------------------------

Unless otherwise indicated, each exhibit has been previously filed.

* Incorporated by reference from Amendment No. 5 to the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on February 14, 2002 (SEC File No. 5-10518).

** Incorporated by reference from the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on January 7, 2002 (SEC File No. 5-10518).

*** Incorporated by reference from Amendment No. 3 to the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on February 5, 2002 (SEC File No. 5-10518).

**** Incorporated by reference from Amendment No. 4 to the Schedule TO/13E-3 filed by Purchaser, Holding and their affiliates on February 13, 2002 (SEC File No. 5-10518).